Exhibit 23.2.b

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-18139 and 333-108215) of our report dated February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; the reclassification described in the last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 8, and the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003; and the reclassification to the 2001 financial statements related to the discontinued operations as described in Note 7 as to which the date is May 11, 2004, relating to the financial statements of Kansas City Power & Light Company, which appears in this Current Report on Form 8-K. We also hereby consent to the incorporation by reference of our report dated February 5, 2002, except with respect to the reclassification to the 2001 financial statement schedule information relating to the discontinued operations as described in Note 1 as to which the date is August 13, 2003, relating to the financial statement schedule of Kansas City Power & Light Company, which also appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
May 11, 2004